ROCKET  BUILDERS

aligning  business,  technology  and  finance

                               COMPETENCY SUMMARY

Mr. Norman and Mr. Baglot have over 40 years of combined experience in sales and marketing business development and executive management.

Reg  Nordman         Unisys,  Commodore,  TNL,       Macmillan  Bloedel,  Simba,
Dir.  of  Sales      Strategies     Active  State    Multiactive,  Liberty

Jim  Baglot          Digital  Equipment  Corp.,     CompuServe, AT&T World Net,
Dir.  of  Channel    Multiactive,  Onvia, Gandalf,  Bank of Nova Scotia, Merrill
Strategies           TGI,  SHL                      Lynch,  Arthur  Andersen

Their strengths lie in their broad experience in sales and management issues that technology companies face. They have been instrumental in taking cash poor but technology rich companies from bases to profits. They have a keen understanding of channel dynamics and complex organization selling (especially in Fortune 500 companies).

Mr. Nordman's most recent company was Active State, a Vancouver open source company with a world class reputation as a trader in Part. As Director of Sales, Mr. Nordman was responsible for sales strategy and management - including sales of products and services and OEM agreements. Highlights included:

-     Cash  positive  within  3  months  of  implementing  a  sales  strategy

- Activating 02 2000 sales that exceeded all of 1999 sales, a 5 fold increase in sales

-     OEM  sales  growth  from  25%  to  50%  of  revenue

- Service contract to 22 Fortune 500 clients including Morgan Stanley, Goldman Sachs, Pepsi Co., Motorola, Credit Suisse First Boston, Intel, Microsoft, Compaq

-     Service  sales  growth  from  0%  to  35%  of  revenue

-     Strategic  OEM  deals  Microsoft,  Intel,  Rational, Intel, Compaq and HP.

Mr. Baglot's experience with UNIX channels comes from a history of successful channel implementation efforts. He boasts over 12 years of channel management with a focus on UNIX and multi-channel implementation working with both large and small market companies. Here are some highlights.

- SHL System House - Sales Manager, responsibilities include being a Sun reseller

- Frame Technologies - Channel Manager for Framemaker, responsible for resellers, distributors, VARs, and direct sales

- TGI Technologies - VP Sales & Marketing - UNIX Based unified messaging platform sold to Fortune 500 through VARs and direct sales

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-     Digital Equipment Corp. - regional Manager - Integrated service & products for Unix/Alpha - sold through OEM, Distributors, Resellers, VARs and direct sales.

Mr. Baglot's most recent venture was Director of Business Development at Onvia.com where he managed all aspects of distributors and the direct/web sales force. Mr. Baglot's contributions at Onvia were instrumental in sales growth in Canada that provided a template for their expansion into the United States.

The skills of these two "business builders" are complemented by a deep team of technology strategy experts. The collective resumes include the University of B.C., IBM BC, Multiactive, GE Capital, Digital Equipment Corp., and 360Networks and features a number of landmark achievements in network technology innovators.

                        PROPOSAL FOR REVENUE ENHANCEMENT

Rocket Builders proposes to leverage its expertise in maximizing revenue returns to assist Merlin Software in its sales strategy and tactics.

Below is a conceptual outline for a proposed engagement for enhancing revenue realized from existing channels and agreements:

-     Leverage  OEM  sales  into  service  agreements

-     Leverage  OEM  sales  into  product  upgrades  and  wider  site  licenses

-     Optimize  pull  through  existing  distribution  channels

-     Enhance  sell  through  of  web  visitors

Furthermore,  specific  skills  in the Rocket Builders team can be exploited to:

-     Identify  strategic  partnerships  which  can  impact  revenue  generation

- Make introductions to industry players and analysts well known to Rocket Builders

- Provide insight into white papers and other strategic marketing channels that can better position the company

- Structure internal selling operations for systematic sales prospecting and forecasting

-     Align  sales  performances  with  financial  market  expectations

Our  methodology  in  these  engagements  involves  the  following  steps:

-     Assessment

-     Defining  Objectives

-     Architecting  the  Process

-     Distributing  an  Action  Plan

-     Deployment  of  Business  Process

-     Establishing  Management  Reporting  Metrics

-     Coaching  and  Adaptive  Improvements


SUITE  600,  THE MARINE BUILDING, 555 BURRARD STREET, VANCOUVER, BD, CANADA, V6C
2G8

PHONE:  (604)  484-2800   FAX  (604)  484-2888

                                   ACTION PLAN

Based on our experience and your urgency to move ahead, we propose an eight-week action plan. The sales challenge you face cannot normally be tackled in such a short period of time. We are leveraging our specific expertise and network of relationships relevant to the product areas to achieve results in a shorter timeframe.

The eight-week action plan delivered in two phases, will be highlighted by the following deliverables:

-     A  documented  sales  and  channel  partners  methodology  that  works

-     Some  newsworthy  clients  and  partners  producing  revenue

-     A  shortlist  of  potential  senior  sales  personnel

-     A  website  that  is  a  better  revenue  generator

-     A  much  stronger  story  to  take  to  your  investors  and  employees.

In the first phase, the approach is build momentum by driving widespread interest in the product down a path to sales. This phase is highly dependent on the experience of our team. For the first four weeks Rocket Builders will:

- Identify and leverage present customer assets towards populating this pipeline

-     Add  new  prospects  to  the  pipeline

- Move to closure some newsworthy clients and channel partners to prove the model

- Re-engineer the website to improve commerce and related selling capabilities.

The second phase captures and documents the sales methodology. This phase prepares your team to assume responsibility for the sales process. For the second four weeks we will:

-     Add  a  data  capture  and  reporting  system

-     Build  a  sales  management  reporting  system

-     Plan  for  a  sales  staff  ramp  up  to  production

- Layout the ground rules and assist with the short listing of senior sales staff hikes

-     Complete  documentation  of  the  methods  and  systems  we  put  in place

                                  FEE STRUCTURE

The  fee  structure  for  this  engagement  reflects  the  time  commitments of:

-     Mr.  Reg  Nordman

-     Mr.  Jim  Baglot

- General access to the Rocket Builders management team to support the activities of Mr. Norman and Mr. Baglot.

We propose a cash and share payment with the $75,000 cash payable in three parts and 75,000 shares which we will receive at the end of the engagement:

-     At  the  start  of  the  engagement  $25,000  cash

-     At  four  weeks  the  second  $25,000  cash

-     At  the  end  of  eight weeks the last $25,000 cash and the 75,000 shares.

The  shares  will  be  delivered  at the end of the engagement and are prorated.

Termination

Merlin will receive weekly reports on the progress to the goals. At the four week point, Merlin and or Rocket Builders can choose to terminate the engagement if satisfactory progress to the goals has been deemed not to have been made.

If these terms are satisfactory, please indicate such by signing below and returning this page to Rocket Builders.

/s/  R.  Heller
for  Merlin  Software

2000-10-16
Date